Contact:
Euronet Worldwide, Inc.
Stephanie Taylor
+1-913-327-4200

Euronet Worldwide Reports Second Quarter 2020 Financial Results

LEAWOOD, KANSAS, USA - July 28, 2020 - Euronet Worldwide, Inc. (“Euronet” or the “Company”) (NASDAQ: EEFT), a leading electronic payments provider, reports second quarter 2020 financial results.

Euronet reports the following consolidated results for the second quarter 2020 compared with the same period of 2019:

•	Revenues of $527.8 million, a 24% decrease from $691.9 million (22% decrease on a constant currency(1) basis).
•	Operating loss of ($101.3) million, compared to operating income of $117.9 million.
•
Adjusted operating income(2) of $3.3 million (excluding a $104.6 million impairment of goodwill), a 97% decrease from $116.6 million (excluding a $1.3 million post-acquisition adjustment) (98% decrease on a constant currency basis).

•	Adjusted EBITDA(3) of $36.6 million, a 76% decrease from $150.4 million (75% decrease on a constant currency basis).
•	Net loss attributable to Euronet of ($115.8) million or ($2.18) diluted loss per share, compared with net income of $68.2 million or $1.25 diluted earnings per share.
•	Adjusted earnings per share(4) of $0.04, a 98% decrease from $1.69.
•
Euronet's cash and cash equivalents was $864.9 million and ATM cash was $410.5 million, totaling $1,275.4 million as of June 30, 2020, and availability under its revolving credit facilities was approximately $950 million.

See the reconciliation of non-GAAP items in the attached financial schedules.

"With the completion of the second quarter of 2020, we can see that the strength of Euronet's balance sheet, with more than $1.2 billion in cash together with no debt maturities for approximately five years, enabled us to not only survive but retain our nearly eight thousand employees and take advantage of emerging opportunities.  As we continue to navigate the COVID-19 pandemic and its impacts on our business, I am pleased that we were able to produce better revenue and adjusted EBITDA results than we anticipated in April based on the trends we were then experiencing following the global COVID-19 control measures put in place by federal, state and local authorities. These better-than-expected results reflect the loosening of certain border control, shelter-in-place and work-place restrictions together with the hard work and dedication of our global team to effectively manage costs while continuing to drive the business forward during these unprecedented times through our leading-edge technology and the diversification of our product and geographical revenue streams," stated Michael J. Brown, Euronet's Chairman and Chief Executive Officer.  "We experienced stronger than anticipated revenue in our epay and Money Transfer Segments together with approximately $35 million cost savings achieved across all three business segments - led by our EFT segment. Moreover, our financial strength has not only allowed us to survive in this pandemic, but has enabled us to continue to drive our business forward."

The Company achieved consolidated revenue and adjusted EBITDA that exceeded what management anticipated in April by delivering the following results:

•	EFT constant currency revenue was 35% of prior year revenue, slightly below the anticipated 40% of prior year revenue due to continued border closures across the globe through the end of the second quarter.
•	epay constant currency revenue grew 5% over the prior year, exceeding the anticipated 90% of prior year revenue from strong online and in-app sales of digital media products and continued retail sales of digital media products as a result of pharmacy, grocery and convenience channels being considered essential during the pandemic.
•	Money Transfer constant currency revenue was 96% of prior year, exceeding the anticipated 80% of prior year as a result of the relaxation of certain shelter-in-place and work-place restrictions, unemployment rates decreasing as the quarter progressed and the Company's financial strength which provided for market share gains as competitors in the independent channel face financial and liquidity challenges.

As the second quarter ended, epay transactions continued to trend higher, posting year-over-year weekly improvements from strong expansion of digital distribution of digital media products and continued strong retail sales.  Money Transfer transactions were also trending higher, posting year-over-year weekly results better than the prior year as a result of employment rates rebounding slightly and the reopening of nearly all of the agent and retail locations following relaxation of governmental restrictions.  Finally, at the end of the second quarter, EFT transactions were trending slightly better, but will likely remain depressed throughout 2020 due to slow openings for international and cross-border travelers across the globe.

Despite the impact of COVID-19 on the second quarter financial results and expected continued softness in the EFT Segment, the Company remains in a strong financial position to navigate the pandemic.  Amid the improving trends there have been reportings of increases in COVID-19 cases in certain countries; accordingly, the Company remains cautiously optimistic about the prospects for the third quarter and beyond.  To that end, with improving trends in epay and Money Transfer and continued cost reductions and careful expense management actions, the Company anticipates based on recent trends and current global COVID-19 management mandates that its third quarter adjusted EBITDA will be in the range of approximately $50 million to $70 million and the company will produce approximately $10 million to $30 million in cash from operations.

Due to the economic impacts of the COVID-19 pandemic, the Company recorded a $104.6 million non-cash goodwill impairment charge related to three business units. In the Money Transfer Segment, a charge of $82.7 million was recorded for xe as a result of declines in the international payments business stemming from economic uncertainty.  In the EFT Segment, a charge of $14.0 million was recorded for Innova as a result of the decline in VAT refund activity directly related to the decline in international tourism within the European Union, and a charge of $7.9 million was recorded for Pure Commerce related to the decline in international tourism in Asia Pacific. In order to provide more comparable operating results, these impairment charges are excluded from second quarter 2020 adjusted operating income, adjusted EBITDA and adjusted EPS.  Second quarter 2019 adjusted operating income, adjusted EBITDA and adjusted EPS also excludes a $1.3 million post-acquisition adjustment recorded in the EFT Segment.

Segment and Other Results

The EFT Processing Segment reports the following results for the second quarter 2020 compared with the same period or date in 2019:

•	Revenues of $78.5 million, a 66% decrease from $231.9 million (65% decrease on a constant currency basis).
•	Operating loss of ($56.6) million, compared with operating income of $76.5 million.
•
Adjusted operating loss of ($34.7) million (excluding $21.9 million impairment of goodwill), compared with adjusted operating income of $75.2 million (excluding a $1.3 million post-acquisition adjustment).

•	Adjusted EBITDA of ($14.8) million, a 116% decrease from $93.0 million (116% on a constant currency basis).
•	Transactions of 679 million, a 10% decrease from 752 million.
•	Operated 41,648 ATMs as of June 30, 2020, an 11% decrease from 46,636.

Revenue, operating loss, adjusted operating loss, adjusted EBITDA and transaction declines in the second quarter 2020 were driven by the impact of fewer transactions in Europe and Asia Pacific, including high-value cross-border transactions, related to the COVID-19 pandemic-driven governmentally-imposed border closures and shelter-in-place orders. To partially offset the transaction declines, the EFT segment realized cost savings of nearly $25 million in the second quarter 2020.

The EFT Segment's active ATMs were lower than the prior year due to additional temporary closures of more than 7,700 ATMs in Europe to limit the impact caused by COVID-19, partially offset by more than 1,900 new outsourcing ATMs and 850 new high-value deployed ATMs.

The epay Segment reports the following results for the second quarter 2020 compared with the same period or date in 2019:

•	Revenues of $187.6 million, a 2% increase from $184.2 million (5% increase on a constant currency basis).
•	Operating income of $18.0 million, a 2% increase from $17.6 million (7% increase on a constant currency basis).
•	Adjusted EBITDA of $19.7 million, a 2% increase from $19.4 million (6% increase on a constant currency basis).
•	Transactions of 585 million, a 59% increase from 369 million.
•	Point-of-sale ("POS") terminals of approximately 703,000 as of June 30, 2020, a slight increase from approximately 700,000.
•	Retailer locations of approximately 324,000 as of June 30, 2020, a slight decrease from approximately 325,000.

Second quarter revenue, operating income and adjusted EBITDA growth was driven by continued digital media growth. While revenues grew year-over-year, the epay Segment experienced the impacts of consumer movement restrictions in certain markets, while other markets were positively impacted where the Company has a higher mix of digital distribution or a higher concentration of retailers that were deemed essential and remained open during the pandemic.

Transaction growth was the result of increases across Europe and Brazil, as well as very strong contributions from India, which included a large volume of low-value mobile top-up transactions.

The Money Transfer Segment reports the following results for the second quarter 2020 compared with the same period or date in 2019:

•	Revenues of $262.8 million, a 5% decrease from $276.8 million (4% decrease on a constant currency basis).
•	Operating loss of ($55.2) million, compared with operating income of $35.3 million.
•	Adjusted operating income of $27.5 million (excluding $82.7 million impairment of goodwill), a 22% decrease from $35.3 million (22% decrease on a constant currency basis).
•	Adjusted EBITDA of $36.0 million, a 17% decrease from $43.4 million (16% decrease on a constant currency basis).
•	Total transactions of 25.8 million, an 11% decrease from 28.9 million.
•	Network locations of approximately 435,000 as of June 30, 2020, a 13% increase from approximately 385,000.

Second quarter 2020 revenue, operating loss, adjusted operating income, and adjusted EBITDA declines were the result of transaction declines stemming from government ordered business closures and shelter-in-place orders required to manage the COVID-19 pandemic.  Adjusted operating income and adjusted EBITDA were further impacted by SG&A investments made throughout 2019 to support future growth, which was unfortunately blunted by the impacts of the COVID-19 pandemic.

Both money transfers and non-transfer transactions, such as currency exchange and check cashing declined 11% in the second quarter 2020. The strong expansion of network locations was significantly influenced by the addition of more than 19,000 OXXO locations in Mexico.

Corporate and Other reports $7.5 million of expense for the second quarter 2020 compared with $11.5 million for the second quarter 2019. The decrease in corporate expense for the second quarter is largely due to lower short- and long-term compensation expense stemming from the impact of COVID-19 on the Company's financial results.

Balance Sheet and Financial Position
Unrestricted cash on hand was $864.9 million as of June 30, 2020, compared to $709.5 million as of March 31, 2020. The increase in unrestricted cash is largely from cash removed from temporarily closed ATMs due to the COVID-19 pandemic. The Company generated approximately $4.0 million in cash from operations during the second quarter. While the Company continues to believe its $865 million unrestricted cash balance is more than sufficient to sustain the business through the difficult times brought about by the COVID-19 pandemic, the Company has approximately $410.5 million of cash in ATMs at June 30, 2020 which could be re-deployed to operations, giving the Company more than $1.2 billion of cash with no significant debt principal payments for approximately five years. In addition, the Company has approximately $950 million of availability under its revolving credit facility.

Total indebtedness was $1.12 billion as of June 30, 2020, compared to $1.11 billion as of December 31, 2019, with a first maturity date of March 2025.

During the second quarter of 2020, the Company experienced a significant increase in the frequency of ATM site lease modifications and terminations due to the COVID-19 pandemic.  This resulted in a reassessment of the Company's position on lease terms for ATM site leases with termination options under ASC Topic 842.  As a result of this reassessment, $211.9 million right-of-use lease assets and $211.9 million lease liabilities were determined to have a term shorter than 12 months and were therefore subject to the short-term lease exemption and removed from the balance sheet as of June 30, 2020.  Future payments for ATM site leases with termination options that are exercisable within the next 12 months are excluded from the right-of-use asset and lease liability balances.

Non-GAAP Measures
In addition to the results presented in accordance with U.S. GAAP, the Company presents non-GAAP financial measures, such as constant currency financial measures, adjusted operating income (loss), adjusted EBITDA and adjusted earnings per share. These measures should be used in addition to, and not a substitute for, revenues, net income (loss), operating income (loss) and earnings (loss) per share computed in accordance with U.S. GAAP. We believe that these non-GAAP measures provide useful information to investors regarding the Company's performance and overall results of operations. These non-GAAP measures are also an integral part of the Company's internal reporting and performance assessment for executives and senior management. The non-GAAP measures used by the Company may not be comparable to similarly titled non-GAAP measures used by other companies. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

The Company does not provide a reconciliation of its forward-looking non-GAAP measures to GAAP due to the inherent difficulty in forecasting and quantifying certain amounts that are necessary for GAAP and the related GAAP and non-GAAP reconciliation, including adjustments that would be necessary for currency exchange rate fluctuations and other charges reflected in the Company's reconciliation of historic numbers, the amount of which, based on historical experience, could be significant.

(1) Constant currency financial measures are computed as if foreign currency exchange rates did not change from the prior period. This information is provided to illustrate the impact of changes in foreign currency exchange rates on the Company's results when compared to the prior period.

(2) Adjusted operating income (loss) is defined as operating income (loss) excluding goodwill impairment charges and post-acquisition adjustments.  Adjusted operating income (loss) represents a performance measure and is not intended to represent a liquidity measure.

(3) Adjusted EBITDA is defined as net income excluding, to the extent incurred in the period, interest, income tax expense, depreciation, amortization, share-based compensation, goodwill impairments and other non-operating or non-recurring items that are considered expenses or income under U.S. GAAP. Adjusted EBITDA represents a performance measure and is not intended to represent a liquidity measure.

(4) Adjusted earnings per share is defined as diluted U.S. GAAP earnings (loss) per share excluding, to the extent incurred in the period, the tax-effected impacts of: a) foreign currency exchange gains or losses, b) goodwill and intangible asset impairment charges, c) gains or losses from the early retirement of debt, d) share-based compensation, e) acquired intangible asset amortization, f) non-cash interest expense, g) non-cash income tax expense (benefit) and h) other non-operating or non-recurring items. Adjusted earnings per share represents a performance measure and is not intended to represent a liquidity measure.

Conference Call and Slide Presentation
Euronet Worldwide will host an analyst conference call on July 29, 2020, at 9:00 a.m. Eastern Time to discuss these results. The call may also include discussion of Company developments, the impacts of the COVID-19 pandemic on the Company's operations, forward-looking information and other material information about business and financial matters. To listen to the call via telephone, dial 877-303-6313 (USA) or +1-631-813-4734 (outside the USA). The conference call will also be available via webcast at http://ir.euronetworldwide.com. Participants should go to the website at least five minutes prior to the scheduled start time of the event to register. A slideshow will be included in the webcast.

A webcast replay will be available beginning approximately one hour after the event at http://ir.euronetworldwide.com and will remain available for one year.

About Euronet Worldwide, Inc.
Euronet Worldwide is an industry leader in processing secure electronic financial transactions. The Company offers payment and transaction processing solutions to financial institutions, retailers, service providers and individual consumers. These services include comprehensive ATM, POS and card outsourcing services, card issuing and merchant acquiring services, software solutions, cash-based and online-initiated consumer-to-consumer and business-to-business money transfer services, and electronic distribution of digital media and prepaid mobile phone time.

Euronet's global payment network is extensive - including 41,648 ATMs, approximately 318,000 EFT POS terminals and a growing portfolio of outsourced debit and credit card services which are under management in 61 countries; card software solutions; a prepaid processing network of approximately 703,000 POS terminals at approximately 324,000 retailer locations in 54 countries; and a global money transfer network of approximately 435,000 locations serving 159 countries. With corporate headquarters in Leawood, Kansas, USA, and 66 worldwide offices, Euronet serves clients in approximately 170 countries. For more information, please visit the Company's website at www.euronetworldwide.com.

Statements contained in this news release that concern Euronet's or its management's intentions, expectations, or predictions of future performance, are forward-looking statements. Euronet's actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including: conditions in world financial markets and general economic conditions, including impacts from the COVID-19 pandemic; the effects in Europe of the U.K.'s departure from the E.U. and economic conditions in specific countries and regions; technological developments affecting the market for our products and services; our ability to successfully introduce new products and services; foreign currency exchange rate fluctuations; the effects of any breach of our computer systems or those of our customers or vendors, including our financial processing networks or those of other third parties; interruptions in any of our systems or those of our vendors or other third parties; our ability to renew existing contracts at profitable rates; changes in fees payable for transactions performed for cards bearing international logos or over switching networks such as card transactions on ATMs; our ability to comply with increasingly stringent regulatory requirements, including anti-money laundering, anti-terrorism, anti-bribery, consumer and data protection and the European Union's General Data Privacy Regulation and Second Payment Service Directive requirements; changes in laws and regulations affecting our business, including tax and immigration laws and any laws regulating payments, including dynamic currency conversion transactions; changes in our relationships with, or in fees charged by, our business partners; competition; the outcome of claims and other loss contingencies affecting Euronet; the cost of borrowing, availability of credit and terms of and compliance with debt covenants; and renewal of sources of funding as they expire and the availability of replacement funding. These risks and other risks are described in the Company's filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained via the SEC's Edgar website or by contacting the Company. Any forward-looking statements made in this release speak only as of the date of this release. Except as may be required by law, Euronet does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. The Company regularly posts important information to the investor relations section of its website.

EURONET WORLDWIDE, INC.
Condensed Consolidated Balance Sheets
(in millions)

	As of
	June 30,	As of
	2020	December 31,
	(unaudited)	2019

ASSETS
Current assets:
Cash and cash equivalents	$864.9	$786.1
ATM cash	410.5	665.6
Restricted cash	28.1	34.3
Settlement assets	892.7	1,013.1
Trade accounts receivable, net	114.8	201.9
Prepaid expenses and other current assets	240.8	217.7

Total current assets	2,551.8	2,918.7

Property and equipment, net	355.3	360.0
Right of use lease asset, net	158.7	377.5
Goodwill and acquired intangible assets, net	751.4	885.6
Other assets, net	144.3	115.9

Total assets	$3,961.5	$4,657.7

LIABILITIES AND EQUITY
Current liabilities:
Settlement obligations	$892.7	$1,013.1
Accounts payable and other current liabilities	483.8	481.5
Current portion of operating lease liabilities	53.1	127.4
Short-term debt obligations	7.4	12.0

Total current liabilities	1,437.0	1,634.0

Debt obligations, net of current portion	1,100.6	1,090.9
Operating lease liabilities, net of current portion	100.5	242.0
Capital lease obligations, net of current portion	8.5	8.1
Deferred income taxes	55.8	56.1
Other long-term liabilities	46.5	47.2

Total liabilities	2,748.9	3,078.3

Equity	1,212.6	1,579.4

Total liabilities and equity	$3,961.5	$4,657.7

EURONET WORLDWIDE, INC.
Consolidated Statements of Operations
(unaudited - in millions, except share and per share data)

	Three Months Ended
	June 30,
	2020	2019

Revenues	$527.8	$691.9

Operating expenses:
Direct operating costs	350.0	393.8
Salaries and benefits	90.9	98.5
Selling, general and administrative	53.4	53.9
Impairment of goodwill	104.6	-
Depreciation and amortization	30.2	27.8
Total operating expenses	629.1	574.0
Operating (loss) income	(101.3)	117.9

Other income (expense):
Interest income	0.2	0.5
Interest expense	(8.9)	(10.0)
Loss on early retirement of debt	-	(8.9)
Foreign currency exchange gain (loss)	2.5	(0.1)
Other income	0.7	-
Total other expense, net	(5.5)	(18.5)
(Loss) Income before income taxes	(106.8)	99.4

Income tax expense	(8.9)	(31.3)

Net (loss) income	(115.7)	68.1
Net (income) loss attributable to noncontrolling interests	(0.1)	0.1
Net (loss) income attributable to Euronet Worldwide, Inc.	$(115.8)	$68.2

(Loss) earnings per share attributable to Euronet
Worldwide, Inc. stockholders - diluted	$(2.18)	$1.25

Diluted weighted average shares outstanding	53,080,303	54,702,459

EURONET WORLDWIDE, INC.
Reconciliation of Net (Loss) Income to Operating (Loss) Income, Adjusted Operating (Loss) Income and Adjusted EBITDA
(unaudited - in millions)

	Three months ended June 30, 2020

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net loss					$(115.7)

Add: Income tax expense					8.9
Add: Total other expense, net					5.5

Operating (loss) income	$(56.6)	$18.0	$(55.2)	$(7.5)	$(101.3)

Add: Goodwill impairment charges	21.9	—	82.7	—	104.6
Adjusted operating (loss) income(1)	(34.7)	18.0	27.5	(7.5)	3.3
Add: Depreciation and amortization	19.9	1.7	8.5	0.1	30.2
Add: Share-based compensation	—	—	—	3.1	3.1

(Loss) earnings before interest, taxes, depreciation, amortization, share-based compensation and goodwill impairment charges (Adjusted EBITDA) (1)	$(14.8)	$19.7	$36.0	$(4.3)	$36.6

	Three months ended June 30, 2019

	EFT Processing	epay	Money Transfer	Corporate Services	Consolidated

Net income					$68.1

Add: Income tax expense					31.3
Add: Total other expense, net					18.5

Operating income (expense)	$76.5	$17.6	$35.3	$(11.5)	$117.9

Less: Post-acquisition adjustment	(1.3)	—	—	—	(1.3)
Adjusted Operating income (expense)(1)	75.2	17.6	35.3	(11.5)	116.6
Add: Depreciation and amortization	17.8	1.8	8.1	0.1	27.8
Add: Share-based compensation	—	—	—	6.0	6.0

Earnings (expense) before interest, taxes, depreciation, amortization, share-based compensation and post-acquisition adjustments (Adjusted EBITDA) (1)	$93.0	$19.4	$43.4	$(5.4)	$150.4

(1) Adjusted operating (loss) income and adjusted EBITDA are non-GAAP measures that should be considered in addition to, and not a substitute for, net income (loss) computed in accordance with U.S. GAAP.

EURONET WORLDWIDE, INC.
Reconciliation of Adjusted Earnings per Share
(unaudited - in millions, except share and per share data)

	Three Months Ended
	June 30,
	2020	2019

Net (loss) income attributable to Euronet Worldwide, Inc.	$(115.8)	$68.2

Foreign currency exchange (gain) loss	(2.5)	0.1
Intangible asset amortization(1)	5.5	5.1
Share-based compensation(2)	3.1	6.0
Impairment of goodwill	104.6	—
Post-acquisition adjustment(3)	—	(1.3)
Non-cash interest accretion(4)	3.8	5.4
Income tax effect of above adjustments(5)	2.8	(0.9)
Loss on early retirement of debt	—	8.9
Non-cash GAAP tax expense(6)	0.6	3.3

Adjusted earnings(7)	$2.1	$94.8

Adjusted earnings per share - diluted(7)	$0.04	$1.69

Diluted weighted average shares outstanding (GAAP)	53,080,303	54,702,459

Effect of conversion of convertible debentures(8)	—	1,244,122
Effect of unrecognized share-based compensation on diluted shares outstanding	151,479	225,127
Adjusted diluted weighted average shares outstanding	53,231,782	56,171,708

(1) Intangible asset amortization of $5.5 million and $5.1 million are included in depreciation and amortization expense of $30.2 million and $27.8 million for the three months ended June 30, 2020 and June 30, 2019, respectively, in the consolidated statements of operations.

(2) Share-based compensation of $3.1 million and $6.0 million are included in salaries and benefits expense of $90.9 million and $98.5 million for the three months ended June 30, 2020 and June 30, 2019, respectively, in the consolidated statements of operations.

(3) The post-acquisition adjustment of $1.3 million is included in selling, general and administrative expense of $53.9 million in the consolidated statements of income.

(4) Non-cash interest accretion of $3.8 million and $5.4 million are included in interest expense of $8.9 million and $10.0 million for the three months ended June 30, 2020 and June 30, 2019, respectively, in the consolidated statements of operations.

(5) Adjustment is the aggregate U.S. GAAP income tax effect on the preceding adjustments determined by applying the applicable statutory U.S. federal, state and/or foreign income tax rates.

(6) Adjustment is the non-cash GAAP tax impact recognized on certain items such as the utilization of certain material net deferred tax assets and amortization of indefinite-lived intangible assets.

(7) Adjusted earnings and adjusted earnings per share are non-GAAP measures that should be considered in addition to, and not as a substitute for, net income (loss) and earnings per share computed in accordance with U.S. GAAP.

(8) Adjusted to reflect the total number of shares issued in connection with the conversion of the 1.50% convertible notes during the second quarter 2019.